Exhibit 99.1
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 10-Q
_________________________

Form for presentation purposes only - Not a Filed Document
(Mark One)

☐	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Quarterly Period Ended June 30, 2014
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _________ to __________
Commission File No.  N/A
 _________________________
CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
(Exact name of registrant as specified in its charter)
 _________________________

Delaware	46-3675913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)
(702) 407-6000
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)
 _________________________
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐    No  ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐     No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒
Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date. Not Applicable.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC

Consolidated Condensed Financial Statements as of June 30, 2014 and December 31, 2013
and for the Three and Six Months Ended June 30, 2014 and 2013 (Unaudited)

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC

PART I—FINANCIAL INFORMATION

Item 1.	Unaudited Financial Statements

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$187.7	$181.5
Receivables, net	84.5	60.4
Prepayments and other current assets	22.5	27.1
Inventories	10.5	13.7
Total current assets	305.2	282.7
Property and equipment, net	4,937.1	4,932.4
Goodwill	1,690.6	1,690.6
Intangible assets other than goodwill	366.7	391.6
Deferred charges and other	79.0	75.2
	$7,378.6	$7,372.5
Liabilities and Owner's Equity
Current liabilities
Accounts payable	$54.1	$71.0
Accrued expenses and other liabilities	231.1	124.5
Interest payable	52.3	85.8
Deferred income taxes	53.5	53.5
Current portion of long-term debt	39.2	35.9
Due to affiliates, net	16.3	37.5
Total current liabilities	446.5	408.2
Long-term debt	4,601.3	4,575.0
Deferred income taxes	1,214.7	1,210.2
Deferred credits and other	9.6	26.1
	6,272.1	6,219.5
Commitments and contingencies (Note 10)
Owner's equity
Contributed capital	1,115.6	—
Accumulated deficit	(9.1)	—
Net parent investment	—	1,153.0
Total owner's equity	1,106.5	1,153.0
	$7,378.6	$7,372.5

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(UNAUDITED)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Casino	$282.0	$298.6	$549.3	$581.5
Food and beverage	133.6	130.1	262.3	253.7
Rooms	127.6	122.7	252.9	228.0
Other	83.5	59.0	144.6	111.7
Less: casino promotional allowances	(88.5)	(83.9)	(179.0)	(166.2)
Net revenues	538.2	526.5	1,030.1	1,008.7
Operating expenses
Direct
Casino	155.2	143.6	303.9	283.8
Food and beverage	68.7	61.8	128.5	121.0
Rooms	35.3	33.1	69.7	62.9
Property, general, administrative, and other	133.5	124.3	255.3	247.8
Depreciation and amortization	43.5	38.7	80.6	81.7
Write-downs, reserves, and project opening costs, net of recoveries	2.1	4.3	5.7	18.7
Impairment of intangible and tangible assets	—	24.4	—	24.4
Income on interests in non-consolidated affiliates	—	(2.2)	—	(2.7)
Corporate expense and other	19.5	11.4	33.8	25.2
Amortization of intangible assets	12.4	14.8	24.6	29.5
Total operating expenses	470.2	454.2	902.1	892.3
Income from operations	68.0	72.3	128.0	116.4
Interest expense	(98.9)	(52.4)	(189.6)	(108.4)
Gains on early extinguishments of debt	—	39.0	—	39.0
Other income/(loss)	—	—	—	0.1
Income/(loss) before income taxes	(30.9)	58.9	(61.6)	47.1
Income tax benefit/(provision)	(1.4)	(16.4)	22.4	(13.1)
Net income/(loss)	(32.3)	42.5	(39.2)	34.0
Other comprehensive income, net of income taxes	—	—	—	2.5
Total comprehensive income/(loss)	$(32.3)	$42.5	$(39.2)	$36.5

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
CONSOLIDATED CONDENSED STATEMENTS OF OWNER'S EQUITY
(UNAUDITED)
(In millions)

	Contributed Capital	Accumulated Deficit	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Owner's Equity
Balance at December 31, 2012	$—	$—	$1,600.0	$(2.5)	$1,597.5
Net income	—	—	34.0	—	34.0
Cash received from Caesars for financing transactions	—	—	207.0	—	207.0
Usage of parent and affiliate tax attributes	—	—	(28.8)	—	(28.8)
Transactions with parent and affiliate, net	—	—	(120.6)	—	(120.6)
Other comprehensive income, net of taxes of $1.4	—	—	—	2.5	2.5
Balance at June 30, 2013	$—	$—	$1,691.6	$—	$1,691.6

Balance at December 31, 2013	$—	$—	$1,153.0	$—	$1,153.0
Net loss	—	(9.1)	(30.1)	—	(39.2)
Usage of parent and affiliate tax attributes	(1.7)	—	(5.6)	—	(7.3)
Impact of the CERP, LLC Merger	1,117.3	—	(1,117.3)	—	—
Balance at June 30, 2014	$1,115.6	$(9.1)	$—	$—	$1,106.5

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities
Net income/(loss)	$(39.2)	$34.0
Adjustments to reconcile net income/(loss) to cash flows from operating activities:
Depreciation and amortization	105.2	111.2
Amortization of deferred finance costs and debt discount	5.3	12.9
Transfers to parent and affiliates, net	—	(121.3)
Non-cash usage of parent and affiliate tax attributes	(7.3)	(28.8)
Gain on early extinguishment of debt	—	(39.0)
Non-cash write-downs, reserves, project opening costs, net of recoveries	(0.1)	8.6
Impairment of intangible and tangible assets	—	24.4
Other non-cash items	(0.4)	1.6
Deferred income taxes	4.5	11.8
Change in deferred charges and other	(6.8)	1.0
Change in deferred credits and other	(16.5)	1.4
Change in current assets and liabilities:
Receivables	(24.1)	2.8
Prepayments and other current assets	4.6	3.0
Inventories	3.2	0.7
Accounts payable	(1.0)	(10.4)
Interest payable	(33.5)	0.4
Accrued expenses	110.9	68.0
Due to affiliate	(19.1)	(1.5)
Cash flows from operating activities	85.7	80.8
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(89.2)	(148.8)
Change in restricted cash	—	114.2
Other	0.2	(2.2)
Cash flows from investing activities	(89.0)	(36.8)
Cash flows from financing activities
Debt issuance and extension costs and fees	(7.2)	(23.3)
Borrowings under lending agreements	55.0	—
Repayments under lending agreements	(20.0)	—
Cash paid for early extinguishment of debt	—	(183.7)
Scheduled debt and capital lease payments	(18.3)	—
Other	—	(1.7)
Cash received from Caesars for financing transactions	—	207.0
Cash flows from financing activities	9.5	(1.7)
Net increase in cash and cash equivalents	6.2	42.3
Cash and cash equivalents, beginning of period	181.5	139.8
Cash and cash equivalents, end of period	$187.7	$182.1
Supplemental cash flow information:
Cash paid for interest	$226.5	$104.6
Cash refunded for income taxes	(0.8)	—
Change in accrued capital expenditures	16.0	11.6
See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

In these footnotes, the words "CERP," "Company," "we," "us," and "our" refer to Caesars Entertainment Resort Properties, LLC, and its consolidated subsidiaries unless otherwise stated or the context requires otherwise.
Note 1 — Organization and Basis of Presentation and Consolidation
Organization
Caesars Entertainment Resort Properties, LLC ("CERP") is a single-member limited liability company, wholly owned by Caesars Entertainment Resort Properties Holdco, LLC, which is a wholly owned subsidiary of Caesars Entertainment Corporation ("CEC"). CERP was formed in August 2013 from CEC's prior CMBS financing structure assets, plus the acquisition of The LINQ and Octavius Tower at Caesars Palace Las Vegas ("Octavius Tower") from Caesars Entertainment Operating Company, Inc. ("CEOC"). We also own six casinos: (1) Harrah's Las Vegas, (2) Rio All-Suites Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin.
The LINQ is an open-air dining, entertainment, and retail development located between The Quad Resort & Casino ("The Quad") and the Flamingo Las Vegas, on the east side of the Las Vegas Strip. It also features a 550-foot observation wheel, the High Roller, which opened at the end of first quarter 2014. We lease the gaming space in this corridor to an indirect wholly owned subsidiary of Caesars Growth Partners, LLC ("CGP LLC"), and lease other space to third-party lessees. We also lease Octavius Tower to the subsidiary of CEOC that operates Caesars Palace Las Vegas ("Caesars Palace") (see Note 12, "Related-Party Transactions").
Basis of Presentation and Combination

The financial statements of the properties that comprise CERP were previously prepared on a combined basis. In May 2014, each of those properties was merged with and into CERP (the "CERP, LLC Merger"). Because each of those entities was commonly controlled by CEC for all periods presented in the accompanying unaudited financial statements, the CERP, LLC merger was accounted for as a merger of entities under common control. Accordingly, the financial statements of CERP and each of its subsidiaries (which include each of the CERP properties) have been combined, retrospectively, as if the CERP, LLC Merger had occurred at the beginning of the earliest period presented. There are no material transactions amongst or between the properties that comprise CERP that would have otherwise required elimination in consolidation.
The accompanying unaudited consolidated condensed financial statements of CERP have been prepared under the rules and regulations of the Securities and Exchange Commission ("SEC") applicable for interim periods and, therefore, do not include all information and footnotes necessary for complete financial statements in conformity with accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Due to the inherent uncertainties in making these estimates, actual amounts could differ. The results for the interim periods reflect all adjustments (consisting primarily of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2014 fiscal year.
This document should be read in conjunction with our combined financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 ("2013 Annual Report"), which was included as Exhibit 99.1 on Current Report on Form 8-K furnished by CEC on April 15, 2014.
Our transactions with CEC, CEOC, and CGP LLC have been identified as transactions between related parties (See Note 12, "Related-Party Transactions").
Note 2 — Recently Issued Accounting Pronouncements
In April 2014, the Financial Accounting Standards Board (FASB) issued authoritative guidance amending existing requirements for reporting discontinued operations. Under the new guidance, discontinued operations reporting will be limited to disposal transactions that represent strategic shifts having a major effect on operations and financial results. The amended guidance also enhances disclosures and requires assets and liabilities of a discontinued operation to be classified as such for all periods presented in the financial statements. Public entities will apply the amended guidance prospectively to all disposals occurring within annual periods beginning on or after December 15, 2014, and interim periods within those years. We will adopt this standard effective

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

January 1, 2015. Due to the change in requirements for reporting discontinued operations described above, presentation and disclosures of future transactions after adoption may be different than under current standards.
In May 2014, the FASB issued authoritative guidance amending the FASB Accounting Standards Codification and creating a new Topic 606, Revenue from Contracts with Customers. The new guidance is expected to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP applicable to revenue transactions. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Existing industry guidance, including revenue recognition guidance specific to the gaming industry will be eliminated. In addition, interim and annual disclosures will be substantially revised. The amendments in this guidance are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. We will adopt this standard effective January 1, 2017. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.
Note 3 — Property and Equipment, Net

(In millions)	June 30, 2014	December 31, 2013
Land and land improvements	$2,463.7	$2,463.7
Buildings and improvements	2,638.8	2,169.5
Furniture, fixtures, and equipment	568.4	521.8
Construction in progress	20.3	454.8
	5,691.2	5,609.8
Less: accumulated depreciation	(754.1)	(677.4)
	$4,937.1	$4,932.4
Interest capitalized was primarily related to The LINQ project and was $8.4 million and $16.1 million for the six months ended June 30, 2014 and 2013, respectively.
Depreciation Expense

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Depreciation expense	$42.3	$36.4	$79.3	$79.2

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 4 — Goodwill and Other Intangible Assets
The following table sets forth changes in the carrying value of goodwill and other intangible assets as of and for the six months ended June 30, 2014:

	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance at December 31, 2013	$354.8	$1,690.6	$36.8
Amortization expense and other	(24.9)	—	—
Balance at June 30, 2014	$329.9	$1,690.6	$36.8
The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets other than goodwill:

	June 30, 2014				December 31, 2013
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Customer relationships	6.3	$681.5	$(351.6)	$329.9	6.8	$681.5	$(326.7)	$354.8
Non-amortizing intangible assets
Trademarks				36.8				36.8
Total intangible assets other than goodwill				$366.7				$391.6
Note 5 — Debt

	Final Maturity	Rate	Face Value	Book Value	Book Value
(Dollars in millions)		June 30, 2014			December 31, 2013
Secured Debt
CERP Senior Secured Loan (1)	2020	7.00%	$2,487.5	$2,440.3	$2,449.7
CERP Revolver(1)	2018	8.25%	35.0	35.0	—
CERP First Lien Notes (1)	2020	8.00%	1,000.0	994.0	993.7
CERP Second Lien Notes (1)	2021	11.00%	1,150.0	1,141.2	1,140.8
Capitalized Lease Obligations	to 2017	various	12.3	12.3	5.4
Other Unsecured Borrowings
Other	2016	0.00% - 6.00%	17.7	17.7	21.3
Total debt			4,702.5	4,640.5	4,610.9
Current portion of long-term debt			(39.2)	(39.2)	(35.9)
Long-term debt			$4,663.3	$4,601.3	$4,575.0
___________________
(1) Guaranteed by CERP.
As of June 30, 2014 and December 31, 2013, book values are presented net of unamortized discounts of $62.0 million and $65.8 million, respectively. As of June 30, 2014, the fair value of our debt was $4,844.7 million. The fair value of the debt has been calculated based on the borrowing rates available as of June 30, 2014, for debt with similar terms and maturities. The fair value of our debt is primarily classified within level 2 in the fair value hierarchy.
The current portion of long-term debt as of June 30, 2014 and December 31, 2013 includes required annual principal payments of $25.0 million of CERP senior secured loan and interim principal payments on other unsecured borrowings and capitalized lease obligations.
CERP Financing
In October 2013, we (i) completed the offering of $1,000.0 million aggregate principal amount of 8.0% first-priority senior secured notes due 2020 and $1,150.0 million aggregate principal amount of 11.0% second-priority senior secured notes due 2021

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

(together with the 8.0% first-priority senior secured notes due 2020, the "CERP Notes") and (ii) entered into a first lien credit agreement governing a new $2,769.5 million senior secured credit facility, consisting of senior secured term loans in an aggregate principal amount of $2,500.0 million ("CERP Term Loans") and a senior secured revolving credit facility in an aggregate principal amount of up to $269.5 million (collectively, "Senior Secured Credit Facilities"). We pledged a significant portion of our assets as collateral under the Senior Secured Credit Facilities and the CERP Notes. The CERP Term Loans require scheduled quarterly payments of $6.3 million, with the balance due at maturity. As of June 30, 2014, there was $35.0 million in borrowings outstanding under the senior secured revolving credit facility, and no amounts were committed to outstanding letters of credit.
In connection with the issuance of the CERP Notes, we entered into a registration rights agreement to file with the SEC and cause to become effective a registration statement, on the appropriate form under the Securities Act, relating to an offer to exchange each series of CERP Notes for registered notes with terms substantially identical to the related CERP Notes.
CERP Restrictive Covenants
The CERP Notes and CERP Term Loans include negative covenants, subject to certain exceptions, restricting or limiting the ability of CERP and its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets; (vii) enter into certain transactions with our affiliates; and (viii) designate our subsidiaries as unrestricted subsidiaries.
The CERP Term Loans also contain certain customary affirmative covenants and require that we maintain a senior secured leverage ratio ("SSLR") of no more than 8.00 to 1.00, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CERP Adjusted EBITDA"). As of June 30, 2014, CERP's SSLR was 6.10 to 1.00.
Note 6 — Derivative Instruments
We use interest rate caps to mitigate interest rate risk associated with our variable rate debt instruments. In February 2013, in conjunction with exercising the option to extend the maturity of the CMBS Financing to 2014, CEC entered into a new interest rate cap agreement. The interest rate cap agreement, which is effective from February 13, 2013 and terminates February 13, 2015, is for a notional amount of $4,664.1 million at a LIBOR cap rate of 4.5%. We did not designate the interest rate cap as a cash flow hedge and, as a result, any changes in fair value of the interest rate cap are recognized in interest expense during the period in which the changes in value occur.
During the three months ended June 30, 2013, there were no deferred losses on derivative instruments designated as hedging instruments reclassified from accumulated other comprehensive loss to interest expense and there were no material interest expenses related to derivatives not designated as hedging instruments. During the six months ended June 30, 2013, we reclassified $3.9 million of deferred losses on derivative instruments designated as hedging instruments from accumulated other comprehensive loss to interest expense and recognized interest expense of $2.8 million related to derivatives not designated as hedging instruments. There was income of $0.3 million related to derivative instruments recognized during the three and six months ended June 30, 2014.
Note 7 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances, with the cost of providing such allowances included in casino expenses as indicated in the following tables.
Estimated Retail Value of Casino Promotional Allowances

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Food and Beverage	$45.2	$43.2	$92.6	$84.5
Rooms	38.2	37.4	76.8	73.8
Other	5.1	3.3	9.6	7.9
	$88.5	$83.9	$179.0	$166.2

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Estimated Cost of Providing Casino Promotional Allowances

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Food and Beverage	$29.6	$26.4	$59.8	$51.4
Rooms	15.5	14.9	31.7	30.7
Other	4.9	2.9	8.1	4.9
	$50.0	$44.2	$99.6	$87.0
Note 8 — Write-downs, Reserves, and Project Opening Costs, Net of Recoveries

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Remediation costs	$0.7	$3.1	$2.0	$9.4
Project opening costs	1.2	0.1	3.5	0.9
Divestitures and abandonments	0.2	0.5	0.2	0.9
Other	—	0.6	—	7.5
	$2.1	$4.3	$5.7	$18.7
Write-downs, reserves, and project opening costs, net of recoveries include project opening costs and various pre-tax charges to record contingent liability reserves, costs associated with efficiency projects, project write-offs, demolition costs, and other non-routine transactions, net of recoveries of previously recorded non-routine reserves.
Remediation costs primarily include project costs for certain of our Las Vegas properties. Project opening costs primarily relate to The LINQ, which began opening in phases at the end of December 2013. Other costs for the six months ended June 30, 2013 primarily includes a write-down related to a long-term note receivable in the first quarter of 2013.
Note 9 — Income Taxes
Income Tax Allocation

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2014	2013	2014	2013
Income tax benefit/(provision) applicable to:
Income before income taxes	$(1.4)	$(16.4)	$22.4	$(13.1)
Other comprehensive income	$—	$—	$—	$(1.4)
Effective tax rate	(4.5)%	27.8%	36.4%	27.8%
We classify reserves for tax uncertainties within accrued expenses and deferred credits and other in our consolidated condensed balance sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities.
The effective tax rate benefit in the three months ended June 30, 2014 was unfavorably impacted by the state deferred tax impact of combining the CERP properties for tax purposes. The effective tax rate benefit in the six months ended June 30, 2014 was unfavorably impacted by the state deferred tax impact of combining the CERP properties, offset by a tax benefit from the reversal of uncertain state tax positions.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits at June 30, 2014 could increase or decrease in the next 12 months, as a result of ongoing examinations and settlements with state tax authorities. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

CERP is included in the CEC consolidated tax return filing.  We have allocated taxes based upon the separate return method for CERP financial reporting purposes.  Historically, we have treated taxes paid or refunds received by CEC for CERP as equity contributions or distributions. Although there is no formal tax sharing agreement in place between the CERP entities and CEC for federal income tax purposes, CERP may make payments to CEC or its subsidiaries for federal, state, or local taxes that would have been paid if CERP was a stand alone taxpayer.
Note 10 — Litigation, Contractual Commitments, Contingent Liabilities, and Uncertainties
Litigation
The Company is party to ordinary and routine claims and legal actions incidental to our business. We do not expect the outcome of any pending litigation to have a material effect on our consolidated financial position, results of operations, or cash flows.
Over the course of several years, a former customer of the Rio All-Suites Hotel and Casino gambled with approximately $10 million in cashier's checks. The customer later pleaded guilty to fraud in connection with a mortgage brokerage business. The mortgage brokerage business was placed in bankruptcy in California, where a bankruptcy trustee sought to recover the $10 million from Rio Properties, LLC (the "Rio"). The claims were based on a fraudulent conveyance theory under the bankruptcy code. On March 29, 2010, the U.S. District Court Central District of California granted our motion to move the case from the bankruptcy court to the district court. On June 10, 2010, the district court granted our motion to transfer the case to the federal district court in Las Vegas. A trial was held in January and February 2014. The jury found for the Rio on 59 of the 66 alleged transfers and for the trustee on the remaining seven transfers. The total amount awarded to the trustee was $1.48 million, which was accrued as of March 31, 2014. Both parties filed post-trial motions relating to whether the judgment should be reduced by a prior settlement with a separate defendant and whether the trustee was entitled to recover pre-judgment interest under California law. On May 8, 2014, the district court issued a ruling finding that the judgment should not be reduced by the prior settlement, that the trustee was entitled to recover prejudgment interest under California law at seven percent per annum, and that pre-judgment interest would accrue from the date the complaint was filed in 2008. Finally, the Court rejected the trustee’s claim that he was entitled to recover all of his costs in bringing the action, holding that because the Rio prevailed as to the majority of the issues, the trustee could only recover 15 percent of his costs. Following these rulings, the parties entered into an agreement settling the litigation for a total payment of $2.1 million. We are awaiting the formal dismissal of the proceedings.
In connection with a Birthday Cash promotional offer by Harrah’s Atlantic City, on March 19, 2010, the Superior Court of New Jersey entered a summary judgment in favor of a modified class of approximately 79,000 plaintiffs. The summary judgment found that Harrah’s Atlantic City violated the New Jersey Truth in Consumer Contract, Warranty and Notice Act. The penalty is $100 per incident, amounting to a potential exposure of up to $7.9 million. In March 2012, the judge held that the damages class, if any, should be based upon the number of individuals who redeemed certificates, not the number of certificates redeemed (as some plaintiffs had multiple certificates). As a result, the potential exposure under the judge’s ruling was decreased to $5.2 million. After the case was stayed to wait for a pending case in the New Jersey Supreme Court, the court reopened the case in July 2013. The decision in the New Jersey Supreme Court case clarified two aspects of the New Jersey Truth in Consumer Contract, Warranty and Notice Act, which support our contention that the existing judgment against us should be vacated and the case dismissed in our favor. In November 2013, the court denied both parties’ motions for reconsideration. In December 2013, we filed a motion to stay the judgment pending appeal, and in January, the court granted the stay and we filed an appeal. In February 2014, per the court’s stay order, we posted into an escrow account the amount of the judgment plus fees. The matter is now on appeal. Our initial brief is due to be filed in late September 2014.
Bondholder Disputes
On March 21, 2014, CEC, CEOC, CERP, Caesars Acquisition Company ("CAC"), and CGP LLC received a letter (the "March 21 Letter") from a law firm acting on behalf of unnamed clients who claim to hold Second-Priority Secured Notes of CEOC, alleging, among other things, that CEOC is insolvent and that CEOC’s owners improperly transferred or seek to transfer valuable assets of CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP LLC, which, among other things, provides for the asset transfers from subsidiaries of CEOC to CGP LLC of Planet Hollywood Las Vegas and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Linq that was consummated in 2013; and (c) the then-contemplated transfers by CEOC to CGP LLC of The Cromwell, The Quad Resort & Casino, Bally’s Las Vegas, and Harrah’s New Orleans (collectively the "Properties"). The March 21 Letter does not identify the holders or specify the amount of Second-Priority Secured Notes of CEOC or other securities that they may hold. The March 21 Letter includes allegations that these transactions constitute or will constitute voidable fraudulent transfers and represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The March 21 Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable. CEC strongly believes there is no merit to

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

the March 21 Letter’s allegations and will defend itself vigorously and seek appropriate relief now that an action has been brought, as discussed below.
On April 3, 2014, a letter was sent to CEC, the Board of Directors of CEC (the "CEC Board") and the Board of Directors of CEOC (the "CEOC Board" and, together with the CEC Board, the "Boards") (the "April 3 Letter") by a law firm claiming to act on behalf of unnamed parties who assert that they are lenders under CEOC’s credit agreement and/or holders of CEOC’s first priority senior secured notes (collectively, the "First Lien Group"), alleging, among other things, that CEC and CEOC improperly transferred or seek to transfer assets of CEC and CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP LLC, which, among other things, provides for the contributions by CEC and its subsidiaries to CGP LLC of CIE and $1.1 billion face amount of CEOC’s unsecured notes in exchange for non-voting interests of CGP LLC, and the asset transfers from subsidiaries of CEOC to CGP LLC of the Planet Hollywood casino and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Linq that was consummated in 2013 ((a) and (b) collectively, the "2013 Transactions"); and (c) the then-contemplated transfers by CEOC to CGP LLC of the Properties and formation of a new services joint venture between CEOC, CERP and CGP LLC to provide certain centralized services, including but not limited to common management of enterprise-wide intellectual property (the "Contemplated Transaction"). The April 3 Letter asserts that the consideration provided by CGP LLC and CERP in connection with the 2013 Transactions and the Contemplated Transaction is inadequate and that CEC and CEOC were insolvent at the time the transactions were approved. The April 3 Letter claims that the First Lien Group consists of institutions that collectively hold in excess of $1.85 billion of CEOC’s first lien debt and that holders of an additional $880 million of CEOC’s first lien debt endorse and support the April 3 Letter. The April 3 Letter alleges, among other things, that these transactions represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The April 3 Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable, and requests a meeting with representatives of CEC and other parties to discuss these matters. CEC strongly believes there is no merit to the April 3 Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought.
On June 5, 2014, CEOC received a Notice of Default and Reservation of Rights (the "Notice") from holders (the "Noteholders") purporting to own at least 30% in principal amount of CEOC’s outstanding 10.00% second-priority senior secured notes due 2018 (the "Notes") issued under the Indenture, dated April 15, 2009 (the "Indenture"), by and among CEOC, CEC and U.S. Bank National Association, as trustee (the "Trustee"). The Notice alleges that the following defaults have occurred and are continuing under the Indenture: (i) the transfers by CEOC and its subsidiaries to CGP LLC of The Cromwell, The Quad Resort & Casino, Bally’s Las Vegas, Harrah’s New Orleans and 50% of the ongoing management fees and any termination fees under the management agreements for these properties, which were consummated on May 5, 2014 and May 20, 2014, violated the asset sales covenant under the Indenture because, among other things and (ii) in violation of the Indenture, CEC denied and/or disaffirmed its obligations under the Indenture and/or its guarantee of the Notes by stating in its Current Report on Form 8-K dated May 6, 2014 that upon the sale of CEOC’s common stock to certain investors, CEC’s guarantee of CEOC’s outstanding secured and unsecured notes was automatically released (the "Guarantee Default"). The Notice alleges that the conditions to the release of CEC’s guarantee under the Indenture have not occurred and the alleged Guarantee Default constitutes an event of default under the Indenture as a result of CEOC’s failure to cure the default prior to May 16, 2014, as proscribed by the Indenture. The Notice claims that absent any immediate written notice and agreement from CEOC that it will promptly take all steps necessary to rescind the asset sales in order to comply with the Indenture, such default also constitutes an event of default under the Indenture. CEC strongly believes that no default or events of default have occurred under the Indenture.
On July 18, 2014, a letter was sent to outside counsel of CEOC (the "July 18 Letter") by the law firm acting on behalf of the First Lien Group alleging, among other things, that CEOC and the pledgors of assets under the collateral agreement entered into in connection with the senior notes held by the First Lien Group were not in compliance with the terms of the collateral agreement.
On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee for the Notes, on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the "Second Lien Lawsuit") in the Court of Chancery in the State of Delaware against CEC and CEOC, CGP LLC, CAC, CERP, Caesars Enterprise Services, LLC, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to plaintiffs for their attorneys’ fees and costs. CEC and CERP strongly believe this lawsuit is without merit and will defend themselves vigorously.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

On August 5, 2014, CEC, along with CEOC, filed a lawsuit in the Supreme Court of the State of New York, County of New York, against certain institutional first and second lien note holders. The complaint states that such institutional first and second lien note holders have acted against the best interests of CEOC and other creditors, including for the purpose of inflating the value of their credit default swap positions or improving other unique securities positions. The complaint asserts claims for tortious interference with prospective economic advantage, declaratory judgment and breach of contract and seeks, among other things, (1) money damages; (2) a declaration that no default or event of default has occurred or is occurring and CEC and CEOC have not breached their fiduciary duties or engaged in fraudulent transfers or other violation of law; and (3) a preliminary and permanent injunction prohibiting the defendants from taking further actions to damage CEC or CEOC.
Waiver Agreement
On August 12, 2014, CEOC and CEC executed a Waiver Agreement for the benefit of UMB Bank, National Association, as the trustee (the "Trustee") under the indentures (the "Indentures") governing the Senior Secured Notes (as defined below), and the registered and beneficial holders (the "Holders") from time to time of CEOC's 11.25% senior secured notes due 2017, 8.5% senior secured notes due 2020 and 9% senior secured notes due 2020 (the "Senior Secured Notes"). Pursuant to the Waiver Agreement, if the Trustee or Holders provide a notice of default in respect of Specified Defaults (as defined in the Waiver Agreement; see Exhibit 10.1 to CEOC’s Form 8-K filed on August 14, 2014) under any or all of the Indentures at any time on or after the date of the Waiver Agreement, such notice of default will be deemed to have been given as of the date of the Waiver Agreement for any and all purposes, and if provided on or after September 19, 2014, each Specified Default alleged in such notice of default under Section 6.01(c) or (j) of any or all of the Indentures shall become an "Event of Default" if CEOC does not cure such Specified Default within ten calendar days. Subject to written extension by CEOC and CEC, any notice of default that is provided more than 120 days after the effectiveness of the Waiver Agreement shall not have the benefit of the Waiver Agreement. Notwithstanding the Waiver Agreement, CEOC reserved all rights to challenge whether or not any Specified Defaults constitute actual defaults under the applicable Indentures.
Contractual Commitments
As of June 30, 2014, our estimated interest payments for the rest of the year ended December 31, 2014 are $195.2 million, for the years ended December 31, 2015 through 2018 are $386.6 million, $397.2 million, $416.0 million, and $425.7 million, respectively, and our estimated interest payments thereafter are $930.4 million. See Note 5, "Debt."
During the six months ended June 30, 2014, we have not entered into any material contractual commitments outside of the ordinary course of business.
Note 11 — Supplemental Cash Flow Information
The following table reconciles our interest expense, net of capitalized interest, per the consolidated condensed statements of comprehensive income to cash paid for interest per the consolidated condensed statements of cash flows.

	Six Months Ended June 30,
(In millions)	2014	2013
Interest expense	$189.6	$108.4
Adjustments to reconcile to cash paid for interest:
Net change in accrued interest	33.5	(0.4)
Amortization of deferred finance charges	(1.6)	(8.0)
Net amortization of discounts and premiums	(3.7)	(4.8)
Amortization of accumulated other comprehensive income	—	(3.9)
Capitalized interest	8.4	16.1
Impact of derivative instruments	0.3	(2.8)
Cash paid for interest	$226.5	$104.6
Note 12 — Related-Party Transactions
Formation of Caesars Enterprise Services, LLC
On May 20, 2014, CEC, CEOC, CERP, and Caesars Growth Properties Holdings, LLC ("CGPH" and together with CERP and CEOC, the "Members" and each a "Member") entered into a services joint venture, Caesars Enterprise Services, LLC ("CES").

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Upon implementation, CES will manage certain Enterprise Assets (as defined hereafter) and the other assets it will own, license or control, and will employ the corresponding employees and other employees who currently provide services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. Corporate expenses that are not allocated to the properties directly will be allocated by CES to CEOC, CERP, and CGPH according to their allocation percentages (initially 70.0%, 24.6%, and 5.4%, respectively), subject to annual review. Operating expenses will be allocated to each Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. The implementation of CES contemplated activities may be subject to regulatory and other approvals in certain jurisdictions.
Omnibus License and Enterprise Services Agreement
On May 20, 2014, the Members entered into an Omnibus License and Enterprise Services Agreement (the "Omnibus Agreement"), which granted licenses to the Members and certain of their affiliates in connection with the implementation of CES. Initial contributions by the Members will include cash contributions by CERP and CGPH of $42.5 million and $22.5 million, respectively. CERP will transition certain executives and employees to CES and the services of such employees will be available as part of CES’s provision of services to the Members and certain of their affiliates that own properties that require CES services under the Omnibus Agreement.
Under the Omnibus Agreement, CEOC, Caesars License Company, LLC ("CLC"), Caesars World, Inc. ("CWI") and certain of our subsidiaries that are the owners of our properties granted CES a non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the Members and their respective affiliates, including any and all intellectual property related to the Total Rewards® program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the "Enterprise Assets"). CERP also granted CES non-exclusive licenses to certain other intellectual property, including intellectual property that is specific to properties controlled by CERP or our subsidiaries.
CES granted to the properties owned or controlled by the Members and their respective affiliates non-exclusive licenses to the Enterprise Assets. CES granted to CEOC, CLC, CWI and the properties owned or controlled by the Members, including us, licenses to any intellectual property that CES develops or acquires in the future that is not derivative of the intellectual property licensed to it. CES also granted to CEOC, CLC and CWI a non-exclusive license to intellectual property specific to the properties controlled by CGPH, CERP and their subsidiaries for any uses consistent with the uses made by CEOC, CLC and CWI with respect to such intellectual property prior to the date of the Omnibus Agreement.
Shared Services Agreement
Summary of Total Shared Service Fees Incurred

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Direct operating expenses
Casino	$9.4	$8.6	$19.7	$17.4
Food and beverage	1.8	0.7	2.9	1.2
Rooms	5.5	3.2	11.0	6.1
Property, general, administrative, and other	33.7	32.5	66.7	64.2
Corporate expense	19.5	11.4	33.8	25.2
	$69.9	$56.4	$134.1	$114.1
We are party to a Third Amended and Restated Shared Services Agreement (the "Shared Services Agreement") with CEOC under which CEOC provides CERP and their respective managers with certain corporate services such as payroll, human resources, information technology, marketing, accounting and legal services. The Shared Services Agreement terminates on January 31, 2023.
Under the Shared Services Agreement, the cost of the services described above are allocated among us and all of CEC's operating subsidiaries on a department-level basis that CEC has historically used to allocate such costs, which has been based on the departments’ key drivers or operating metrics, and on a 70%/30% basis for those costs that have not previously been allocated to the various properties. Such costs are then allocated among the CERP properties based on their respective net revenues. The

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Shared Services Agreement also memorializes certain short-term cash management arrangements and other operating efficiencies that reflect the way in which CEC has historically operated its business.
We reimburse CEOC monthly for the various costs incurred by CEOC on our behalf. No interest is charged on the amount shown as due to affiliates, net in the consolidated condensed balance sheets. Additionally, prior to the October 2013 financing transaction, we transferred excess cash generated by the CERP properties to CEC. Cash transfers to CEC have been reported in transactions with parent and affiliates, net in our consolidated condensed statements of stockholders' equity.
The Shared Services Agreement also provides that 30% of the fees charged by CEC's sponsors ("Sponsors") are allocated to the CERP properties. The Sponsors' fees are for financial and strategic advisory services and consulting services, as well as management services and advice. The total Sponsors' fees incurred, excluding reimbursed expenses, are reflected in corporate expense in the accompanying consolidated condensed statements of comprehensive income. The Sponsors granted a waiver of the monitoring fees due for 2014. The fees for the three and six months ended June 30, 2013 were $2.3 million and $4.6 million, respectively, and are included with corporate expense in the summary above.
Management Agreements
On August 31, 2010, each of the CERP properties or one of the subsidiaries that operates each respective CERP property entered into an agreement with subsidiaries of CEC under which each management company manages its corresponding CERP property. Prior to the October 2013 financing transaction, each management company received a monthly management fee equal to 2% of the CERP property's revenues plus 5% of the CERP property's Earnings Before Interest, Tax, Depreciation, Amortization, and Management Fees ("EBITDAM") for providing its services, in addition to reimbursement of expenses, unless the cumulative EBITDAM related to the CERP properties was less than $500 million on a trailing 12-month basis at the end of the month, in which case no management fee was payable for that month. Based upon this calculation, no fees were charged for either of the three and six months ended June 30, 2014 or 2013. The management agreements were amended as part of the October 2013 financing transaction, eliminating the standalone management fees.
Employee Benefit Plans
CEC maintains a defined contribution savings and retirement plan in which employees of CERP may participate. The plan provides for, among other things, pre-tax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. The Company's reimbursement for CEC's contribution expense was $0.8 million for each of the three months ended June 30, 2014 and 2013 and was $2.0 million for each of the six months ended June 30, 2014 and 2013.
CEC also maintains deferred compensation plans and an executive supplemental savings plan under which certain employees of the CERP properties' management may defer a portion of their compensation. The expenses charged by CEC to the Company for its employees' participation in these programs are included in the administrative and other services charge discussed above.
Equity Incentive Awards
CEC maintains an equity incentive awards plan under which CEC may issue time-based and performance-based stock options, restricted stock units and restricted stock awards to CERP employees. Although awards under the plan result in the issuance of shares of CEC, the amounts are a component of total compensation for CERP employees and are included in CERP share-based compensation expense. Based on CERP's allocation of cost for these awards, we recognized expense related to share-based awards of $0.7 million and $0.1 million for each of the three months ended June 30, 2014 and 2013 and $1.0 million and $0.3 million for the six months ended June 30, 2014 and 2013, respectively.
Intellectual Property License Agreements
Each of the CERP properties and certain of their subsidiaries have entered into license agreements with CLC pursuant to which we receive non-exclusive royalty-free licenses to use certain intellectual property, including trademarks and copyrights owned by CLC in connection with the operation of the CERP properties. These license agreements have a termination date of 2023, subject to annual renewal thereafter. The licenses contemplated by the Omnibus Agreement are subject to these licenses.
In addition, subsidiaries of certain of the CERP properties have entered into license agreements with CLC and CEOC pursuant to which CLC and CEOC receive non-exclusive royalty-free licenses to use certain property-specific intellectual property owned by the CERP properties, including the right to use the "Rio," "Flamingo," and "Paris" trademarks. These license agreements continue until neither the applicable operating nor the management company manages the applicable property.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Lease Agreements
We lease Octavius Tower to Caesars Palace for approximately $35.0 million per year and gaming space in The LINQ to The Quad for approximately $15.0 million per year pursuant to separate lease agreements that both expire April 2026. We recognized lease revenue of $12.5 million and $8.8 million related to these leases in the three months ended June 30, 2014 and 2013, respectively, and $25 million and $17.5 million in the six months ended June 30, 2014 and 2013, respectively.
World Series of Poker Tournament Agreement
We have an agreement with Caesars pursuant to which the World Series of Poker's annual main event is hosted at the Rio All-Suites Hotel and Casino until 2016 (or such earlier time that Caesars notifies us in writing that we are no longer authorized to host such event). We are authorized to use certain trademarks related to the tournament and indemnify Caesars for liability arising from the use of such trademarks. For the six months ended June 30, 2014, fees incurred under this agreement were $1.4 million and are recorded in casino expense in the consolidated condensed statements of comprehensive income.
World Series of Poker Circuit Event Agreement
We also have an agreement between Caesars Interactive Entertainment, Inc. and Harrah's Atlantic City, which grants Harrah's Atlantic City the right to host a certain number of World Series of Poker circuit events for $75,000 per event. The agreement is in effect until September 1, 2016, unless earlier terminated pursuant to the agreement's terms. No fees were incurred under these agreements during the three and six months ended June 30, 2014 and 2013.
Note 13 — Subsequent Events
On July 1, 2014, AC Conference Holdco, LLC, a direct wholly owned subsidiary of CEC, and its direct, wholly owned subsidiary, AC Conference Newco, LLC, were contributed to CERP. The total net asset book value of both entities contributed was $56.7 million. The assets are primarily comprised of real estate and development costs for a new meeting and conference center, which will be connected to the Harrah's Atlantic City casino.
In addition to the above, there have been developments subsequent to June 30, 2014 related to certain bondholder matters as discussed in Note 10, "Litigation, Contractual Commitments, Contingent Liabilities, and Uncertainties - Bondholder Disputes."

Item 2.     Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with, and is qualified in its entirety by, the unaudited consolidated condensed financial statements and the notes thereto and other financial information included elsewhere in this report. The words "CERP," "Company," "we," "us," and "our" refer to the Caesars Entertainment Resort Properties, LLC. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources, and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements.
Note references are to the notes to condensed consolidated financial statements included in Item 1, "Unaudited Financial Statements."
Overview
We are a single-member limited liability company, wholly owned by Caesars Entertainment Resort Properties Holdco, LLC, which is a wholly owned subsidiary of Caesars Entertainment Corporation ("CEC"). We were formed in August 2013 from CEC's prior CMBS financing structure assets, plus the acquisition of The LINQ and Octavius Tower at Caesars Palace Las Vegas ("Octavius Tower") from Caesars Entertainment Operating Company, Inc. ("CEOC"). We also own six casinos: (1) Harrah's Las Vegas, (2) Rio All-Suites Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin.
The LINQ is an open-air dining, entertainment, and retail development located between The Quad Resort & Casino ("The Quad") and the Flamingo Las Vegas, on the east side of the Las Vegas Strip. It also features a 550-foot observation wheel, the High Roller, which opened at the end of first quarter 2014. We lease the gaming space in this corridor to an indirect wholly owned subsidiary of Caesars Growth Partners, LLC ("CGP LLC"), and lease other space to third-party lessees. We also lease Octavius Tower to the subsidiary of CEOC that operates Caesars Palace Las Vegas.
Consolidated Operating Results

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013		2014	2013
Casino revenues	$282.0	$298.6	(5.6)%	$549.3	$581.5	(5.5)%
Net revenues	$538.2	$526.5	2.2%	$1,030.1	$1,008.7	2.1%
Income from operations	$68.0	$72.3	(5.9)%	$128.0	$116.4	10.0%
Net income/(loss)	$(32.3)	$42.5	*	$(39.2)	$34.0	*
Operating margin (1)	12.6%	13.7%	(1.1) pts	12.4%	11.5%	0.9 pts
Property EBITDA (2)	$145.5	$163.7	(11.1)%	$272.7	$293.2	(7.0)%
___________________

(1)	Operating margin is calculated as income from operations divided by net revenues.

(2)
See the Reconciliation of Non-GAAP Financial Measures discussion later in this Management's Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of net income to Property EBITDA.

*	Not meaningful.
Three Months Ended June 30, 2014 compared with June 30, 2013
Net revenues increased $11.7 million, or 2.2%, during the three months ended June 30, 2014 compared with 2013. The opening of The LINQ and the High Roller in 2014 drove the revenue increase. Partially offsetting this increase was a casino revenue decline totaling $16.6 million, or 5.6%, on unfavorable hold and lower volumes, in particular slot volumes in Atlantic City.
Income from operations decreased $4.3 million, or 5.9%. The decrease is primarily due to the income impact of a 5.6% decrease in casino revenues and higher property expenses resulting from a 2013 non-recurring reversal of approximately $9.0 million in previously accrued reserves related to the taxability of complimentary meals provided to Nevada employees that did not recur in 2014 and increased marketing spend. These factors were partially offset by no intangible and tangible asset impairment charges being recognized in the three months ended June 30, 2014 compared with a charge of $24.4 million in the three months ended June 30, 2013 related to the Harrah's Atlantic City property.

Six Months Ended June 30, 2014 compared with June 30, 2013
Net revenues for the six months ended June 30, 2014 increased $21.4 million, or 2.1%, compared with the prior year period. As described above, revenue increased primarily due to the opening of The LINQ and the High Roller in 2014. In addition, rooms revenue increased with a 17.4% increase in average daily rate paid for rooms sold, excluding fully complimentary rooms ("cash ADR") to $103.72 in 2014 from $88.36 in 2013. Partially offsetting these increases was a casino revenue decline of $32.2 million, or 5.5%, on unfavorable hold and lower volumes, in particular slot volumes in Atlantic City.
Income from operations increased $11.6 million, or 10.0%, compared with the prior year period. The increase is primarily due to the income impact of increased net revenues and no intangible and tangible asset impairment charges being recognized in the six months ended June 30, 2014 compared with a charge of $24.4 million in the six months ended June 30, 2013. These factors, which increased income from operations, were partially offset by an increase in corporate expenses due to higher corporate professional fees in 2014 and 2013 favorability on insurance costs.
Other Factors Affecting Net Income

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013		2014	2013
Interest expense	$(98.9)	$(52.4)	(88.7)%	$(189.6)	$(108.4)	(74.9)%
Gain on early extinguishment of debt	—	39.0	(100.0)%	—	39.0	(100.0)%
Income tax benefit/(provision)	(1.4)	(16.4)	91.5%	22.4	(13.1)	*
___________________

*	Not meaningful.
Interest Expense
Interest expense increased $46.5 million, or 88.7%, for the three months ended June 30, 2014 and $81.2 million, or 74.9%, for the six months ended June 30, 2014 compared with the same periods in 2013 primarily due to higher interest rates on outstanding indebtedness resulting from the October 2013 financing transaction (see Note 5, "Debt").
Gain on Early Extinguishment of Debt
During the three and six months ended June 30, 2013, we repurchased $225.0 million in aggregate face value of CMBS Loans and recognized a gain on early extinguishment of debt of $39.0 million.
Provision for Income Taxes
The effective tax rate for the three months ended June 30, 2014 and 2013 was (4.5)% and 27.8%, respectively. The effective tax rate for the six months ended June 30, 2014 and 2013 was 36.4% and 27.8%, respectively. The effective tax rate in the three months ended June 30, 2014 was unfavorably impacted by the state deferred tax impact of combining the CERP properties for tax purposes. The effective tax rate benefit in the six months ended June 30, 2014 was unfavorably impacted by the state deferred tax impact of combining the CERP properties, offset by a tax benefit from the reversal of uncertain state tax positions due to the expiration of the statute of limitations.
Our projected effective tax rate benefit for 2014 is expected to range from 22% to 24%, which differs from the expected federal tax rate benefit of 35% due to the state deferred tax impact of combining the CERP properties, offset by a tax benefit from the reversal of uncertain state tax positions.
Liquidity and Capital Resources
Cost Savings Initiatives
Caesars has undertaken comprehensive cost-reduction efforts to manage expenses with current business levels. In accordance with the Shared Services Agreement, we estimate that cost-savings programs produced $5.3 million in incremental cost savings for the three months ended June 30, 2014 and $9.1 million for six months ended June 30, 2014 compared with the same periods in 2013. Additionally, as of June 30, 2014, we expect that these and other identified new cost-savings programs will produce further annual cost savings of $13.0 million, based on the full implementation of current projects that are in process. As we realize savings or identify new cost-reduction activities, this amount will change.

Capital Spending and Development
We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities, to maintain our quality standards. We may pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities, while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
For the six months ended June 30, 2014, our capital spending totaled $89.2 million, net of a decrease in related payables of $16.0 million. Estimated total capital expenditures for 2014 are expected to be between $115 million and $140 million, and primarily will be related to planned maintenance capital expenditures.
Liquidity
Our cash and cash equivalents totaled $187.7 million as of June 30, 2014, compared with $181.5 million as of December 31, 2013. Our operating cash inflows are typically used for operating expenses, debt service costs and working capital needs.
We are highly leveraged and a significant amount of our liquidity needs are for debt service. As of June 30, 2014, we had $4,702.5 million face value of indebtedness outstanding including capital lease indebtedness. Cash paid for interest for the six months ended June 30, 2014 was $226.5 million. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows.
Our estimated interest payments for the remainder of 2014 are $195.2 million, for the years ended December 31, 2015 through 2018 are $386.6 million, $397.2 million, $416.0 million, and $425.7 million, respectively, and our estimated interest payments thereafter are $930.4 million.
Our ability to fund our operations, pay our debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our cash flows from operations, and financing available under our revolving credit facility will be sufficient to meet our normal operating requirements during the next 12 months and to fund planned capital expenditures.
We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation.
Related-Party Transactions
We participate with CEOC and other Caesars' subsidiaries in marketing, purchasing, insurance, employee benefit, and other programs that are defined, negotiated and managed by CEOC. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis. For a more complete description of the nature and extent of these transactions, see Note 12, "Related-Party Transactions."
Other Obligations and Commitments
As of June 30, 2014, there have been no material changes outside of the ordinary course of business to our aggregate indebtedness and other known contractual obligations, which are set forth and included in Item 7 in CEC's Current Report on Form 8-K furnished on April 15, 2014.

Reconciliation of Non-GAAP Financial Measures
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following table reconciles net income to Property EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Net income/(loss)	$(32.3)	$42.5	$(39.2)	$34.0
Income tax (benefit)/provision	1.4	16.4	(22.4)	13.1
Income/(loss) before income taxes	(30.9)	58.9	(61.6)	47.1
Other income, including interest income	—	—	—	(0.1)
Gains on early extinguishment of debt	—	(39.0)	—	(39.0)
Interest expense	98.9	52.4	189.6	108.4
Income from operations	68.0	72.3	128.0	116.4
Depreciation and amortization	43.5	38.7	80.6	81.7
Amortization of intangible assets	12.4	14.8	24.6	29.5
Impairment of intangible and tangible assets	—	24.4	—	24.4
Write-downs, reserves, and project opening costs, net of recoveries	2.1	4.3	5.7	18.7
Income on interests in non-consolidated affiliates	—	(2.2)	—	(2.7)
Corporate expense and other	19.5	11.4	33.8	25.2
Property EBITDA	$145.5	$163.7	$272.7	$293.2

Item 3.	Quantitative and Qualitative Disclosure About Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by using interest rate caps to mitigate interest rate risk associated with our variable rate debt instruments.
As of June 30, 2014, we had $4,702.5 million face value of debt, including capital lease obligations. Certain borrowings under our Senior Secured Credit Facilities bear interest at variable rates. At June 30, 2014, the USD three month LIBOR rate on our Senior Secured Loan was 0.23% and the prime rate on our revolver was 3.25%. As a result of the 1.0% LIBOR floor on our Senior Secured Loan, assuming projected principal payments for our variable rate debt for the next twelve months, a hypothetical 1.0% increase in interest rates would increase interest expense for the next twelve months by approximately $6.2 million. A hypothetical reduction of the USD three month LIBOR rate to 0% and a decrease of 1.0% in the prime rate would only decrease interest expense by $0.4 million for the next twelve months due to the 1.0% LIBOR floor. Assuming projected principal payments for our variable rate debt for the next twelve months, a hypothetical 1.0% increase in interest rates above the 1.0% LIBOR floor (to a 2.0% LIBOR) combined with a 1.0% increase in the prime rate would increase interest expense for the next twelve months by $25.1 million.
We do not purchase or hold any derivative financial instruments for trading purposes. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Item 4.	Controls and Procedures
Not applicable.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings
Litigation
The Company is party to ordinary and routine claims and legal actions incidental to our business. We do not expect the outcome of any pending litigation to have a material effect on our consolidated financial position, results of operations, or cash flows.
Over the course of several years, a former customer of the Rio All-Suites Hotel and Casino gambled with approximately $10 million in cashier's checks. The customer later pleaded guilty to fraud in connection with a mortgage brokerage business. The mortgage brokerage business was placed in bankruptcy in California, where a bankruptcy trustee sought to recover the $10 million from Rio Properties, LLC (the "Rio"). The claims were based on a fraudulent conveyance theory under the bankruptcy code. On March 29, 2010, the U.S. District Court Central District of California granted our motion to move the case from the bankruptcy court to the district court. On June 10, 2010, the district court granted our motion to transfer the case to the federal district court in Las Vegas. A trial was held in January and February 2014. The jury found for the Rio on 59 of the 66 alleged transfers and for the trustee on the remaining seven transfers. The total amount awarded to the trustee was $1.48 million. Both parties filed post-trial motions relating to whether the judgment should be reduced by a prior settlement with a separate defendant and whether the trustee was entitled to recover pre-judgment interest under California law. On May 8, 2014, the district court issued a ruling finding that the judgment should not be reduced by the prior settlement, that the trustee was entitled to recover prejudgment interest under California law at seven percent per annum, and that pre-judgment interest would accrue from the date the complaint was filed in 2008. Finally, the Court rejected the trustee’s claim that he was entitled to recover all of his costs in bringing the action, holding that because the Rio prevailed as to the majority of the issues, the trustee could only recover 15 percent of his costs. Following these rulings, the parties entered into an agreement settling the litigation for a total payment of $2.1 million. We are awaiting the formal dismissal of the proceedings.
In connection with a Birthday Cash promotional offer by Harrah’s Atlantic City, on March 19, 2010, the Superior Court of New Jersey entered a summary judgment in favor of a modified class of approximately 79,000 plaintiffs. The summary judgment found that Harrah’s Atlantic City violated the New Jersey Truth in Consumer Contract, Warranty and Notice Act. The penalty is $100 per incident, amounting to a potential exposure of up to $7.9 million. In March 2012, the judge held that the damages class, if any, should be based upon the number of individuals who redeemed certificates, not the number of certificates redeemed (as some plaintiffs had multiple certificates). As a result, the potential exposure under the judge’s ruling was decreased to $5.2 million. After the case was stayed to wait for a pending case in the New Jersey Supreme Court, the court reopened the case in July 2013. The decision in the New Jersey Supreme Court case clarified two aspects of the New Jersey Truth in Consumer Contract, Warranty and Notice Act, which support our contention that the existing judgment against us should be vacated and the case dismissed in our favor. In November 2013, the court denied both parties’ motions for reconsideration. In December 2013, we filed a motion to stay the judgment pending appeal, and in January, the court granted the stay and we filed an appeal. In February 2014, per the court’s stay order, we posted into an escrow account the amount of the judgment plus fees. The matter is now on appeal. Our initial brief is due to be filed in late September 2014.
Bondholder Disputes
On March 21, 2014, CEC, CEOC, CERP, Caesars Acquisition Company ("CAC"), and CGP LLC received a letter (the "March 21 Letter") from a law firm acting on behalf of unnamed clients who claim to hold Second-Priority Secured Notes of CEOC, alleging, among other things, that CEOC is insolvent and that CEOC’s owners improperly transferred or seek to transfer valuable assets of CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP LLC, which, among other things, provides for the asset transfers from subsidiaries of CEOC to CGP LLC of Planet Hollywood Las Vegas and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Linq that was consummated in 2013; and (c) the then-contemplated transfers by CEOC to CGP LLC of The Cromwell, The Quad Resort & Casino, Bally’s Las Vegas, and Harrah’s New Orleans (collectively the "Properties"). The March 21 Letter does not identify the holders or specify the amount of Second-Priority Secured Notes of CEOC or other securities that they may hold. The March 21 Letter includes allegations that these transactions constitute or will constitute voidable fraudulent transfers and represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The March 21 Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable. CEC strongly believes there is no merit to the March 21 Letter’s allegations and will defend itself vigorously and seek appropriate relief now that an action has been brought, as discussed below.

On April 3, 2014, a letter was sent to CEC, the Board of Directors of CEC (the "CEC Board") and the Board of Directors of CEOC (the "CEOC Board" and, together with the CEC Board, the "Boards") (the "April 3 Letter") by a law firm claiming to act on behalf of unnamed parties who assert that they are lenders under CEOC’s credit agreement and/or holders of CEOC’s first priority senior secured notes (collectively, the "First Lien Group"), alleging, among other things, that CEC and CEOC improperly transferred or seek to transfer assets of CEC and CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP LLC, which, among other things, provides for the contributions by CEC and its subsidiaries to CGP LLC of CIE and $1.1 billion face amount of CEOC’s unsecured notes in exchange for non-voting interests of CGP LLC, and the asset transfers from subsidiaries of CEOC to CGP LLC of the Planet Hollywood casino and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Linq that was consummated in 2013 ((a) and (b) collectively, the "2013 Transactions"); and (c) the then-contemplated transfers by CEOC to CGP LLC of the Properties and formation of a new services joint venture between CEOC, CERP and CGP LLC to provide certain centralized services, including but not limited to common management of enterprise-wide intellectual property (the "Contemplated Transaction"). The April 3 Letter asserts that the consideration provided by CGP LLC and CERP in connection with the 2013 Transactions and the Contemplated Transaction is inadequate and that CEC and CEOC were insolvent at the time the transactions were approved. The April 3 Letter claims that the First Lien Group consists of institutions that collectively hold in excess of $1.85 billion of CEOC’s first lien debt and that holders of an additional $880 million of CEOC’s first lien debt endorse and support the April 3 Letter. The April 3 Letter alleges, among other things, that these transactions represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The April 3 Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable, and requests a meeting with representatives of CEC and other parties to discuss these matters. CEC strongly believes there is no merit to the April 3 Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought.
On June 5, 2014, CEOC received a Notice of Default and Reservation of Rights (the "Notice") from holders (the "Noteholders") purporting to own at least 30% in principal amount of CEOC’s outstanding 10.00% second-priority senior secured notes due 2018 (the "Notes") issued under the Indenture, dated April 15, 2009 (the "Indenture"), by and among CEOC, CEC and U.S. Bank National Association, as trustee (the "Trustee"). The Notice alleges that the following defaults have occurred and are continuing under the Indenture: (i) the transfers by CEOC and its subsidiaries to CGP LLC of The Cromwell, The Quad Resort & Casino, Bally’s Las Vegas, Harrah’s New Orleans and 50% of the ongoing management fees and any termination fees under the management agreements for these properties, which were consummated on May 5, 2014 and May 20, 2014, violated the asset sales covenant under the Indenture because, among other things and (ii) in violation of the Indenture, CEC denied and/or disaffirmed its obligations under the Indenture and/or its guarantee of the Notes by stating in its Current Report on Form 8-K dated May 6, 2014 that upon the sale of CEOC’s common stock to certain investors, CEC’s guarantee of CEOC’s outstanding secured and unsecured notes was automatically released (the "Guarantee Default"). The Notice alleges that the conditions to the release of CEC’s guarantee under the Indenture have not occurred and the alleged Guarantee Default constitutes an event of default under the Indenture as a result of CEOC’s failure to cure the default prior to May 16, 2014, as proscribed by the Indenture. The Notice claims that absent any immediate written notice and agreement from CEOC that it will promptly take all steps necessary to rescind the asset sales in order to comply with the Indenture, such default also constitutes an event of default under the Indenture. CEC strongly believes that no default or events of default have occurred under the Indenture.
On July 18, 2014, a letter was sent to outside counsel of CEOC (the "July 18 Letter") by the law firm acting on behalf of the First Lien Group alleging, among other things, that CEOC and the pledgors of assets under the collateral agreement entered into in connection with the senior notes held by the First Lien Group were not in compliance with the terms of the collateral agreement.
On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee for the Notes, on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the "Second Lien Lawsuit") in the Court of Chancery in the State of Delaware against CEC and CEOC, CGP LLC, CAC, CERP, Caesars Enterprise Services, LLC, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to plaintiffs for their attorneys’ fees and costs. CEC and CERP strongly believe this lawsuit is without merit and will defend themselves vigorously.
On August 5, 2014, CEC, along with CEOC, filed a lawsuit in the Supreme Court of the State of New York, County of New York, against certain institutional first and second lien note holders. The complaint states that such institutional first and second lien note holders have acted against the best interests of CEOC and other creditors, including for the purpose of inflating the value of their credit default swap positions or improving other unique securities positions. The complaint asserts claims for tortious interference with prospective economic advantage, declaratory judgment and breach of contract and seeks, among other things, (1) money damages; (2) a declaration that no default or event of default has occurred or is occurring and CEC and CEOC have not breached their fiduciary duties or engaged in fraudulent transfers or other violation of law; and (3) a preliminary and permanent injunction prohibiting the defendants from taking further actions to damage CEC or CEOC.
Waiver Agreement
On August 12, 2014, CEOC and CEC executed a Waiver Agreement for the benefit of UMB Bank, National Association, as the trustee (the "Trustee") under the indentures (the "Indentures") governing the Senior Secured Notes (as defined below), and the registered and beneficial holders (the "Holders") from time to time of CEOC's 11.25% senior secured notes due 2017, 8.5% senior secured notes due 2020 and 9% senior secured notes due 2020 (the "Senior Secured Notes"). Pursuant to the Waiver Agreement, if the Trustee or Holders provide a notice of default in respect of Specified Defaults (as defined in the Waiver Agreement; see Exhibit 10.1 to CEOC’s Form 8-K filed on August 14, 2014) under any or all of the Indentures at any time on or after the date of the Waiver Agreement, such notice of default will be deemed to have been given as of the date of the Waiver Agreement for any and all purposes, and if provided on or after September 19, 2014, each Specified Default alleged in such notice of default under Section 6.01(c) or (j) of any or all of the Indentures shall become an "Event of Default" if CEOC does not cure such Specified Default within ten calendar days. Subject to written extension by CEOC and CEC, any notice of default that is provided more than 120 days after the effectiveness of the Waiver Agreement shall not have the benefit of the Waiver Agreement. Notwithstanding the Waiver Agreement, CEOC reserved all rights to challenge whether or not any Specified Defaults constitute actual defaults under the applicable Indentures.

Item 1A.	Risk Factors
The following is an update to the risk factors previously disclosed in our 2013 Annual Report for the year ended December 31, 2013. For additional risk factors that could cause actual results to differ materially from those anticipated, please refer to our 2013 Annual Report for the year ended December 31, 2013, which was included as Exhibit 99.1 on Form 8-K filed by Caesars Entertainment Corporation with the Securities and Exchange Commission on April 15, 2014 ("2013 Annual Report").
We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.
From time to time, we are defendants in various lawsuits or other legal proceedings relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Indian tribes, and others in the ordinary course of business. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and, in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition, and results of operations.
Recently, CAC, CGP LLC, Caesars Entertainment, CEOC, and CERP received the March 21 Letter and Caesars Entertainment and CEOC received the April 3 Letter and was served with the Second Lien Lawsuit. See Note 10 — "Litigation, Contractual Commitments, Contingent Liabilities, and Uncertainties - Bondholder Disputes." If a court were to find in favor of the claimants in the Second Lien Lawsuit, such determination could have a material adverse effect on our business, financial condition, results of operations, and prospects and on the ability of lenders and noteholders to recover on claims under our indebtedness.
The implementation of CES contemplated activities may be subject to regulatory and other approvals in certain jurisdictions, which may be delayed or which we may not receive. If CES is not fully implemented, we may remain dependent on CEOC for intellectual property and services to our properties. In a bankruptcy of CEOC, CEOC may seek to reject licenses provided by CEOC to CES that enable it to provide services.
As described in Note 12, "Related-Party Transactions," we recently announced the formation of a new services joint venture, CES, the purpose of which includes the management of certain enterprise assets and the other assets it owns, licenses or controls and will employ the corresponding employees and other employees who provide services to CEOC, CERP and CGPH their affiliates and their respective properties and systems under each property's corresponding property management agreement. CEOC, CERP and CGPH will be members in CES, and, upon its implementation, CES will manage certain enterprise-wide assets of CEC, which will include the intellectual property that CEOC and its affiliates currently license to CGP LLC and other subsidiaries of CEC and CEOC. CES will further manage certain intellectual property of CERP and its affiliates, including intellectual property that CERP and its affiliates currently license to CEOC and its subsidiaries. In addition, certain of CERP’s subsidiaries' property management agreements, may also be assigned to CES subsequent to its implementation. Before CES can commence certain of these activities, however, we may be required to obtain regulatory approvals in those jurisdictions. We intend to file for all regulatory approvals in jurisdictions in which such approval is required, however, we cannot be sure when, or if, we will receive such approvals or that we will be able to implement CES in all intended jurisdictions.
In the event that any required approvals are significantly delayed or if we do not receive them, or if implementation of CES or the activities described above are delayed for any other reason, we will continue to rely on CEOC and its subsidiaries to provide us with licenses to necessary intellectual property, property management services and other various services as described under "Risk Factors" in our 2013 Annual Report. If CEOC or its subsidiaries were to become debtors operating under the protection of the Bankruptcy Code, they could exercise certain rights that would adversely affect our contractual rights and obligations related to the intellectual property licenses or property management services.

Upon completion of the full implementation of CES, we will continue to be subject to the risk of reliance on a third party for key intellectual property rights and to perform key management services that are substantially similar to those as described with respect to our dependence on CEOC under "Risk Factors" in our 2013 Annual Report. Further, in a bankruptcy of CEOC, CEOC may seek to reject licenses provided by CEOC to CES that enable CES to provide services.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
Not applicable.

Item 3.	Defaults Upon Senior Securities
Not applicable.

Item 4.	Mine Safety Disclosures
Not applicable.

Item 5.	Other Information
Not applicable.

Item 6.	Exhibits
Not applicable.